Exhibit 99.1

Mylan Announces Pricing of Senior Notes

PITTSBURGH-December 12, 2012-Mylan Inc. (Nasdaq: MYL) today announced the pricing of a private placement of $750 million aggregate principal amount of 3.125% Senior Notes due 2023 at an issue price of 99.793%. Mylan intends to use the net proceeds from the offering to repay amounts borrowed under its revolving credit facility and accounts receivable securitization facility, including borrowings used or to be used to support the previously announced repurchase of up to $500 million of its common stock in the open market and through other methods, and for general corporate purposes. Subject to customary closing conditions, the sale of the notes is expected to close on or about Dec. 21, 2012.

The notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proposed issuance of the notes will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately one-third of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 150 countries and territories. Our workforce of more than 18,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
This press release includes statements that constitute "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Mylan's failure to consummate the private placement or to utilize the proceeds of such placement as described in this press release. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by Mylan or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in Mylan's Quarterly Report on Form 10-Q for the period ended September 30, 2012 and in its other periodic filings made with the SEC from time to time.

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